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                                                                    EXHIBIT 10.7


                        ADMINISTRATIVE SERVICES AGREEMENT


         This Administrative Services Agreement ("Agreement") is made and entered into as of January 30, 2004 by and between EAGLE MATERIALS INC., formerly known as Centex Construction Products, Inc., a Delaware corporation ("Eagle"), and CENTEX SERVICE COMPANY, a Nevada corporation ("Service Company").

                                    RECITALS

         Eagle desires to engage Service Company to perform certain services for Eagle as hereinafter set forth, and Service Company desires to accept such engagement, upon the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eagle and Service Company do hereby agree as follows.

         1. Term of Agreement. The initial term of this Agreement shall extend from the date hereof to the close of business on December 31, 2005, provided that this Agreement may be sooner terminated in accordance with the provisions of Section 8 hereof.

         2. Services. Service Company shall provide to Eagle such services as are described in Exhibit A hereto. Following the conclusion of the first six months of the two year term of this Agreement, the parties will implement a mutual plan to discontinue all of the Services provided hereunder by Service Company to Eagle incrementally over the next eighteen months so that by the end of the two year term all of such services will be provided internally by Eagle, or to Eagle by third parties not affiliated with Service Company.

         3. Insurance Coverage. At the commencement of this Agreement, Service Company will provide consultation to Eagle, on reasonable terms, as to all of Eagle's insurance and bonding programs, including general liability, primary and excess umbrella, automobile, and workers' compensation, for the benefit of Eagle.

         4. Liability of Service Company. Service Company shall not be liable, responsible or accountable in damages or otherwise to Eagle for any act performed by Service Company on behalf of Eagle in a manner reasonably believed by Service Company to be within the scope of the authority granted to it by this Agreement and in the interest of Eagle, provided that Service Company was not guilty of gross negligence or willful or wanton misconduct.

         5. Indemnification. Eagle shall indemnify, save harmless and defend Service Company and each of Service Company's shareholders, directors, officers, employees, agents, attorneys and insurers (individually, an "Indemnitee") against any and all losses, damages, liabilities, judgments, fines, penalties, amounts paid in settlement and expenses, including reasonable attorneys' fees, incurred as the result of the negligence of any Indemnitee, or otherwise, arising out of or in connection with anything done or omitted by such Indemnitee in


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connection with the performance by Service Company of its duties and obligations under this Agreement, provided that such Indemnitee's conduct did not constitute gross negligence or willful or wanton misconduct. Notwithstanding anything in this Agreement to the contrary, the obligation of Eagle to indemnify, save harmless and defend each Indemnitee will survive the expiration or termination of this Agreement, no matter what the reason thereof, and such obligation to indemnify, defend and hold harmless will remain binding upon Eagle thereafter.

         6. Compensation. Service Company shall receive a fee for its services under this Agreement of $16,750 per month, which shall be paid by Eagle to the Service Company within five (5) days after the end of each month, which amount is intended to represent the cost to Service Company of providing such services, and the parties hereto hereby agree that such amount represents such cost. If Eagle fails to make such monthly payment within ten (10) days following the first of any month, the amount so owing by Eagle shall bear interest from and after the first day of such month until such amount has been paid in full at a rate equal to the lesser of the prime rate announced or published by Bank of America or the maximum rate of interest allowed by law.

         In addition to the monthly compensation described above, Eagle will reimburse Service Company for all out-of-pocket expenses incurred by Service Company in connection with the performance of services described above in
Section 2. Out-of-pocket expenses will not include general and administrative services.

         7. Assignment and Delegation. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party hereto. Any consent granted by either party to an assignment by the other party shall not be deemed a consent to any subsequent assignment. Notwithstanding the foregoing, Service Company may, without the consent of Eagle, assign and delegate the performance of and the responsibility for any duties and obligations of Service Company hereunder to any corporation, firm joint venture or partnership fifty percent (50%) or more of whose voting stock (or its equivalent) is owned directly or indirectly by, or which is otherwise controlled by, Centex Corporation. Upon execution of any such assignment and delegation, notice thereof in the form of an executed copy of the document or instrument effecting such assignment and delegation shall be delivered promptly by Service Company to Eagle and Service Company shall be released from any further obligation or responsibility under this Agreement for the performance of the duties and obligations so assigned and delegated.

         8. Termination. This Agreement may be terminated by any of the following methods:

                  (a) This Agreement may be terminated at any time by written agreement of the parties hereto.

                  (b) If either party fails to make any payment due hereunder or breaches any of the other terms of this Agreement in any material respect, the other party hereto shall give the breaching party written notice of such breach. If the breaching party fails to remedy the breach within thirty (30) days after receiving such notice, the other party may terminate this Agreement; provided, however, that if at the expiration of such thirty (30) day period the breaching party is diligently using its best efforts to remedy the breach, the other party


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         may not terminate this Agreement on account of such breach during the additional period, not to exceed sixty (60) days, in which the breaching party continues without interruption to use its best efforts to remedy the breach.

                  (c) If either party hereto shall be dissolved and its business terminated, this Agreement shall automatically terminate upon the effectiveness of such dissolution.

                  (d) This Agreement may be terminated by notice of Eagle to Service Company delivered no less than thirty (30) days prior to the effective date of termination, and such notice may be delivered for any reason.

         No termination of this Agreement shall have the effect of terminating Service Company's right to collect any amounts owed to it under this Agreement.

         Within thirty (30) days following the termination of this Agreement, Service Company shall deliver to Eagle all instruments, documents, reports, books, accounts and records, and copies thereof, that Service Company has received from Eagle, or is holding on the behalf of Eagle, in connection with the rendering of services hereunder.

         9. Confidentiality. Service Company agrees that any information regarding Eagle that Service Company obtains or is furnished in connection with the performance of its duties and obligations under this Agreement, including, but not limited to, information regarding Eagle's business and operations, is confidential and proprietary, and Service Company agrees to maintain the confidentiality of such information and not to disclose such information to any other party without prior written consent of Eagle, except to the extent that such disclosure is necessary to enable Service Company to perform its duties and obligations under this Agreement or to comply with its legal obligations. Information that is generally known in the industry or to the public or was known by Service Company prior to disclosure by Eagle pursuant to this Agreement shall not be deemed confidential or proprietary information for purposes of this
Section 9. The terms of this Section 9 shall survive, and remain in effect following, the termination of this Agreement.

         10. Notices. Any notice, statement or demand required or permitted to be given under this Agreement shall be in writing and shall be personally delivered, sent by mail, sent by nationally known overnight courier service or sent by facsimile transmission, confirmed by letter, addressed to the party in the manner and at the address shown below, or at such other address as the party shall have designated in writing to the other party:

         To Eagle:
               3811 Turtle Creek Blvd.
               Dallas, TX  75219
               Attention:  President
               Fax:

         To Service Company:
               2728 North Harwood
               Dallas, Texas 75201
               Attention:  Secretary
               Fax:  (214) 981-6855


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         11. Nature of Relationship. The parties hereto intend that Service
Company's relationship to Eagle shall be that of an independent contractor. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Service Company and Eagle or their successors or assigns, and neither Service Company nor any officer or employee of Service Company shall be considered at any time to be an employee of Eagle.

         12. Amendments. This Agreement cannot be amended, changed or modified except by another agreement in writing, duly signed by both parties hereto.

         13. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

         14. Headings. The section headings contained herein are for convenience of reference only and are not intended to define, limit, or describe the scope or intent of any provision of this agreement.

         15. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas.

         16. Severability. Any provision of this Agreement that is prohibited or unenforceable under the laws of any jurisdiction shall be ineffective in such jurisdiction to the extent necessary to render such provision valid and enforceable, and if such provision cannot be rendered valid and enforceable in such jurisdiction by limitation it shall be ineffective therein. The invalidity or unenforceability of any provision of this Agreement shall not render invalid or unenforceable any other provision of this Agreement, unless the Agreement without the invalid or unenforceable provisions would be manifestly unfair to either party.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

                                        EAGLE MATERIALS INC.


                                        By:    /s/ JAMES H. GRAASS
                                               --------------------------------
                                        Name:  James H. Graass
                                        Title: EVP & General Counsel



                                        CENTEX SERVICES COMPANY


                                        By:    /s/ RAYMOND G. SMERGE
                                               --------------------------------
                                        Name:  Raymond G. Smerge
                                        Title: Executive Vice President


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                                                                       EXHIBIT A

                SERVICES TO BE PROVIDED BY CENTEX SERVICE COMPANY


1.       LEGAL AND CORPORATE SECRETARY.

         a. Management of intellectual property rights in protected names and marks used by Eagle

         b. Paralegal management of litigation and claims with consultation by Centex Law Department attorneys as requested

         c. Assistance with public company reporting issues and required filings with and reports to stock exchanges and the Securities and Exchange Commission, and assistance with corporate governance matters

         d. Maintenance of minute books, foreign qualifications and other corporate secretarial matters

         e. Assistance and advice as required in carrying out Eagle's corporate compliance program.

         f.   Administration of stock plans

2.       PUBLIC AND INVESTOR RELATIONS.

         a.   Review and distribution of press releases

         b.   Advice on an as-needed basis

3. ACCOUNTING. Advice and assistance with technical questions on an as-needed basis

4. BENEFITS ADMINISTRATION. Management of Eagle's health and welfare and retirement benefit plans together with a 401-K plan and an ESOP owned by Skywalker, for which plans Eagle will assume administrative responsibility

5.       INTERNAL AUDIT.

         a. Consult in the development of Eagle internal audit program to comply with stock exchange and Securities and Exchange Commission requirements

         b. Assistance and advice as required in carrying out Eagle's FY '04 internal audit


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6.       IT

         a.   Cash management

         b.   Tax reporting

         c.   Stock plans

         d.   Payroll

         e.   Telephone lines

         f.   Secretariat

         g.   Equity Edge

         h.   CLD

7.       FINANCE, TREASURY AND CASH MANAGEMENT

         a.   Monitor cash sweeps and related work

         b.   Advice and assistance as needed

8.       TAX

         a.   Filings of form 5500 in calendar year 2004

         b.   Advice and assistance as needed

9.       ADMINISTRATIVE SERVICES

         a.   Switchboard, mail, other central services

         b.   Advice and assistance as needed


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